EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (File Nos. 333-134225, 333-117341, 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15961, 333-15957, 33-92966, 33-80588, 333-78586, 33-50198, 333-131604, 33-129004 and 333-46221) of our report (which expresses an unqualified opinion and contains an explanatory paragraph relating to the restatement described in Note 2) dated April 12, 2006 (July 31, 2006 as to the effects of the warrant liability restatement described in Note 2) relating to the consolidated financial statements and financial statement schedules and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Retail Ventures, Inc. for the year ended January 28, 2006.

/s/ Deloitte & Touche LLP
Columbus, Ohio
July 31, 2006